Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK PREPAYS CHICAGO MARRIOTT DOWNTOWN MAGNIFICENT MILE MORTGAGE LOAN SAVING $2.7 MILLION IN INTEREST

BETHESDA, Maryland, Tuesday, January 12, 2016 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that it prepaid the $201.7 million mortgage loan secured by the Chicago Marriott Downtown Magnificent Mile. The Company funded the prepayment with proceeds from the 4.36% fixed interest rate, 10-year loan placed on the Boston Westin Waterfront Hotel in October 2015, as well as a portion of a $60 million draw on its senior unsecured credit facility. The mortgage was scheduled to mature in April 2016 and the prepayment will save the Company approximately $2.7 million in net interest expense. This transaction lowers the Company’s weighted average interest rate by 32 basis points to 4.08%.

After the completion of the prepayment, 18 of the Company’s 29 hotels are unencumbered by property-specific mortgage debt. Moreover, the Company only has one remaining debt maturity in 2016, which is the $48 million mortgage loan secured by the Courtyard New York Manhattan / Fifth Avenue. The Company expects to refinance this loan during the first half of 2016. Following this refinancing, the Company will have successfully completed its comprehensive refinancing plan to ladder its debt maturities and lower its overall borrowing costs.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 29 premium quality hotels with approximately 10,900 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin, as well as boutique brands in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, whether in the negative or affirmative and include statements related to the Company’s expectations regarding estimated EBITDA, profit margin improvements, and future refinancing initiatives. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance.  Factors that may cause actual results to differ materially from current expectations include those risk factors and other factors discussed from time to time in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we expressly disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect events, circumstances or changes in expectations after the date of this press release.